Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski Investor Relations (441) 294-7460	Carol Parker Trott Media Relations (441) 294-7290

XL GROUP PLC ANNOUNCES COMPLETION OF EQUITY SECURITY UNITS
TRANSACTION AND TENDER OFFER FOR SERIES C PREFERENCE ORDINARY SHARES

HAMILTON, BERMUDA, August 15, 2011 – XL Group plc (“XL”) (NYSE: XL) today announced the following:

•        The completion of the remarketing of the $575 million aggregate principal amount of 8.25% senior notes due August 2021 (the “Senior Notes”) of its wholly-owned subsidiary XL Group Ltd. (“XL-Cayman”), comprising a part of the equity security units issued in 2008 (the “ESUs”), and the settlement of the forward purchase contract component of the ESUs.

•        The final results of the tender offer by XL-Cayman for any and all of its 2,876,000 outstanding Series C Preference Ordinary Shares, liquidation preference $25.00 per share (the “Preference Shares”).

The Equity Security Units Transaction

XL-Cayman purchased all of the Senior Notes in the remarketing at an aggregate price of 100% of the aggregate principal amount thereof, in accordance with the terms of the ESUs. XL-Cayman will retire all of the Senior Notes that it purchased in the remarketing. The proceeds from the remarketing were used to satisfy the purchase price for XL’s ordinary shares issued to holders of the ESUs pursuant to the forward purchase contract comprising a part of the ESUs. Each forward purchase contract provided for the issuance of 1.3242 ordinary shares of XL at a price of $25.00. The settlement of the forward purchase contracts resulted in XL’s issuance of an aggregate of 30,456,600 ordinary shares for an aggregate purchase price of $575 million.

As a result of the settlement of the forward purchase contracts, the ESUs (formerly NYSE: “XLPRY”) ceased to exist and are no longer traded on the New York Stock Exchange.

The Tender Offer

The tender offer for any and all of XL-Cayman’s 2,876,000 outstanding Preference Shares expired at 5:00 p.m., New York City time, on August 15, 2011. Based on the final count by Global Bondholder Services Corporation, the Depositary for the tender offer, 2,811,000 Preference Shares were properly tendered and not withdrawn pursuant to the tender offer. XL-Cayman has accepted for purchase all Preference Shares tendered. XL-Cayman will promptly pay $25.00 per Preference Share, plus an amount equal to accrued but unpaid dividends up to, but not including, the date the Preference Shares are purchased, in cash. The final number of Preference Shares to be purchased represents approximately 97.7% of the Preference Shares that were outstanding prior to the expiration of the tender offer.

Goldman, Sachs & Co. acted as the dealer manager for the tender offer. The Depositary and Information Agent for the tender offer was Global Bondholder Services Corporation. Any questions with regard to the tender offer should be directed to the Information Agent at (866) 857-2200 (U.S. toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF AN OFFER TO BUY OR SELL, ANY SECURITIES OF XL OR ITS SUBSIDIARIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION, PURCHASE OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.

XL was formed in 1986 in response to the unmet risk management needs of 68 of the world's largest companies. This year, as XL celebrates its 25th anniversary, it remains the company clients look to for innovative insurance and reinsurance solutions for their most complex risks. XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.

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This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s and XL-Cayman’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements, including regarding the remarketing described above, and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.